Exhibit 10.38

DATED	27 December 2007

PRO TV SA

- and -

Adrian Sarbu

CONTRACT FOR THE PERFORMANCE OF THE OFFICE

CONTRACT FOR THE PERFORMANCE OF THE OFFICE

Name and Address of the Company:
PRO TV SA with its registered office at Blvd. Pache Protopopescu 109, sector 2, postal code 021409, Bucharest, Romania, registered with the Romanian Trade Registry under no.  J40/24578/1992, fiscal registration no. CUI R 2835638 (the “Company”)

Name and Address of the Director:	Adrian Sarbu, born April 18, 1955, residing at 230 Calea Dorobantilor, sector 1, Bucharest, Romania (“Mr. Sarbu”)

(The Company and Mr. Sarbu shall hereinafter also be referred to collectively as the “Parties” and each individually as a “Party”, and this contract shall hereinafter be referred to as the "Contract")

WHEREAS:

(A)
Based on the resolution of the shareholders of the Company dated 1 June 2007, taken on the basis of the provisions of art. 17 of the Constitutive Act of the Company, as restated on 4 October 2007, Mr. Sarbu was re-appointed to the office of the President of the Board of Directors of the Company and General Director of the Company (the “Director”);

(B)	The Company is a member of a group of companies consisting of Central European Media Enterprises Ltd. (“CME Ltd.”) and any and all companies under its control (the “CME Group”); and

(C)
The Company and Mr. Sarbu hereby wish to agree upon and set forth the terms and conditions of their mutual co-operation, which shall be carried out in connection with an exercise by Mr. Sarbu of his position of the Director.

THE PARTIES AGREE AS FOLLOWS

1	SUBJECT-MATTER OF CONTRACT

1.1
The subject matter hereof shall be the stipulation of the terms and conditions related to the performance by Mr. Sarbu of the office of the Director in consideration of the remuneration and other benefits set forth below.

2	OFFICE AND DUTIES

2.1
Mr. Sarbu shall occupy the position of the Director of the Company. In such capacity Mr. Sarbu shall perform the duties referred to in Section 2.3 hereof and the Parties shall not enter into a separate agreement in respect of the performance by Mr. Sarbu of such duties.

2.2
For the avoidance of doubt, both Parties hereby acknowledge and agree that no employment relationship shall be established between Mr. Sarbu and the Company hereunder or in connection with any activities carried out by Mr. Sarbu hereunder. The relationship created hereunder constitutes a common law contract based on the provisions of Law 31/1990 regarding commercial companies as amended and republished and the relevant provisions from the Civil and Commercial Code.

2.3
Mr. Sarbu shall perform the duties of the Director as they arise from any applicable generally binding legal provisions, the provisions of art. 20 from the valid Constitutive Act of the Company, its internal regulations, the policies of CME Ltd. or from the directives and instructions provided (if any) and decisions adopted by the Company's General Meeting of Shareholders including decisions regarding the annual budget, unless the performance of such duties, obligations, directives and/or instructions contravenes generally binding legal provisions.

2.4	Mr. Sarbu shall perform his office of the Director and any and all of his obligations arising hereunder with due care. He shall be obliged to do so in person and in a thorough and diligent manner.

2.5	Mr. Sarbu shall use his best endeavours to promote and protect the interests of the Company and shall not do anything which would be harmful with respect thereto.

2.6
During the exercise of his duties Mr. Sarbu, in his capacity of General Director of the Company may delegate some of his authority to other executives of the Company.  In respect of a limited number of issues he may delegate some of his authority to third parties (lawyers, consultants).

3	PLACE OF WORK

3.1	In general, Mr. Sarbu shall perform his office of the Director in Bucharest, at the Company’s headquarters or, to the extent required, at the local stations of the Company.

4	REMUNERATION

4.1
Mr. Sarbu’s base monthly remuneration for the performance of the office of the Director shall be RON 120,000 (in words: one hundred and twenty thousand Romanian Lei) per month ("Monthly Remuneration"), that being RON 1,440,000 (in words: one million four hundred and forty thousand Romanian Lei) per year ("Annual Remuneration").

4.2
The Monthly Remuneration shall be payable in arrears no later than on the date of salary payment as fixed for the Company’s employees. The Company shall pay the Monthly Remuneration, after deducting all mandatory payments as required to be made by the Company in accordance with the applicable laws of Romania, including, without limitation, any withholding or other taxes and payments of social security and health insurance, by wire transfer to the credit of Mr. Sarbu’s bank account which Mr. Sarbu notifies the Company in writing no later than 10 days prior to the due date of the Monthly Remuneration (the “Bank Account”).

4.3
From January 1, 2010, the Parties have agreed that they shall review the amount of the Monthly Remuneration and consider an increase thereof on annual basis. For this purpose, both Parties undertake to enter into good faith negotiations regarding the increase of the Monthly Remuneration provided that both Parties agree to use best efforts to finalize such negotiations by no later than January 31 of each calendar year.

4.4	Mr. Sarbu shall be entitled to receive a bonus for 2007 (the “Old Bonus”) based on the Company’s bonus policy as approved by the Company’s Board of Directors.

4.5
From January 1, 2008, so long as Mr. Sarbu remains as the Chief Operating Officer of CME Ltd., he will be eligible to receive an annual bonus of up to RON 2,160,000 subject to the approval of the General Meeting of Shareholders of the Company, (the “COO  Bonus”).

4.6
In the event that Mr. Sarbu is no longer the holder of the position of Chief Operating Officer of CME Ltd., he will be entitled to receive, from that moment onward, on a pro rata basis if such an event happens in the middle of a calendar year, a bonus based on the following formula (the “Revised Bonus”):

4.6.1	An additional 12 months of salary will be payable if Total Segment EBITDA for the Company is equal to Budgeted EBITDA for the financial year to which such revised Bonus relates; and

4.6.2	A further 6 months of salary will be payable if Total Segment EBITDA for the Company is equal to 105% of Budgeted EBITDA for the financial year to which such revised Bonus relates.

Budgeted EBITDA for the Company will be  the Total Segment EBITDA for the Romania operations as set forth in the annual budget of CME Ltd. as approved by the Board of Directors of CME Ltd. and ratified by the Board of Directors of the Company for the financial year to which the Revised Bonus relates.

4.7
The COO Bonus shall not be payable prior to the date on which CME Ltd. publishes its Annual Report on Form 10-K for the financial year to which such COO Bonus relates. The Old Bonus, and, subject to the previous sentence, the Revised Bonus and the COO Bonus, if any, shall be paid to Mr. Sarbu at the Bank Account not later than within 30 days following an approval of the financial statement of the Company for the prior financial year by the General Meeting of the Shareholders of the Company.

4.8
Notwithstanding the foregoing, the Parties hereby acknowledge that additional criteria may be agreed thereby for the purposes of determining as to whether any of the Old Bonus, the Revised Bonus and/or the COO Bonus shall be payable in accordance herewith.

5	OTHER BENEFITS

5.1
The Company shall, at its own cost and expense, provide Mr. Sarbu with an office in the place in which the Company has its seat, including adequate technical and material equipment and personnel support, as is reasonably necessary for the performance of Mr. Sarbu’s duties hereunder.

5.2
The Company shall be obliged to ensure that Mr. Sarbu be insured by travel health insurance of the type “Executive plus policy” based on the reasonable selection of Mr. Sarbu, providing him with the highest standard of insurance protection for the whole period of the performance of his duties hereunder. The Company shall be obliged to pay the insurance premiums for such travel health insurance.

5.3	The Company shall, at its own expense, provide Mr. Sarbu with above-standard health care by providing Mr. Sarbu with above-standard health insurance cover based upon his reasonable selection.

5.4	The Company shall, at its own expense, also provide Mr. Sarbu with above-standard life insurance based upon his reasonable selection.

5.5
Mr. Sarbu shall be entitled to compensation in an amount equivalent to his Annual Remuneration, or the relevant part thereof, in the event of his suffering illness resulting in an inability to work,  provided that such inability to work is proved to the Company by a doctor’s certificate (the “Sick Leave Compensation”). The Sick Leave Compensation shall be in each case equal to the respective portion of the Annual Remuneration in the respective year for the period of time during which Mr. Sarbu is unable to work, provided that the  such inability to work lasts three (3) months or less. In the event  Mr. Sarbu’s inability to work exceeds three (3) months, the Sick Leave Compensation shall be further paid to Mr. Sarbu in an amount equal to 50% of such Annual Remuneration.

The Company shall have the right to appoint a reputable physician in order to verify whether the health of Mr. Sarbu justifies his claim of illness and/or inability to work in connection with any payment of Sick Leave Compensation hereunder.

5.6
The provision of any insurance scheme shall not in any way prevent the Company from lawfully terminating this Contract in accordance with the provisions of Section 9 hereof even if such termination would deprive Mr. Sarbu of membership in or cover under any such scheme.

5.7
Mr. Sarbu shall be entitled to use a company car of an executive class reasonably selected by Mr. Sarbu with a driver on a 24/7 basis whilst in Romania. He shall be entitled to use such car for both business and private purposes. All costs incurred with respect to the operation and use of such car (including all consumed fuel) shall be covered by the Company.

6	EXPENSES

6.1
Neither the travel nor any other costs incurred by Mr. Sarbu in the course of the exercise of the office of the Director are included in the Monthly Remuneration, bonus or in any other remuneration or benefits hereunder. The Company shall reimburse any and all duly documented necessary costs and expenses, which shall be reasonably incurred by the Director in connection with the exercise of his office hereunder whether in Bucharest or on business trips, as evidenced by receipts in accordance with the Company expense policy.

7	TIME INVOLVEMENT IN THE COMPANY

7.1
Mr. Sarbu shall devote sufficient time to proper performance of his duties hereunder. Save as set forth herein, no additional pay or time off shall be permitted to Mr. Sarbu in connection with his performance of the office hereunder based on the fact that the remuneration set forth herein has been agreed between the Parties upon taking into consideration the anticipated overtime required of Mr. Sarbu in connection with his duties hereunder.

8	HOLIDAYS

8.1
Mr. Sarbu shall be entitled to a vacation of up to 25 days per annum during which Mr. Sarbu shall not be obliged to perform any duties or obligations related to the office of the Director to the extent permitted by applicable laws; provided, however, that during such time, his right to receive remuneration in accordance with Section 4 hereof and other benefits set forth hereunder shall not be affected.

9	TERMINATION

9.1
This Contract shall be entered into for a definite period of time, expiring on the date on which the term of Mr. Sarbu’s office of Director shall be terminated in accordance with the terms hereof, the legal provisions applicable and the Constitutive Act of the Company, unless stipulated otherwise herein; provided, however, that the obligations of Mr. Sarbu under Sections 10 and 11 hereof shall survive the termination of this Contract.

9.2	The exercise of Mr. Sarbu’s office of the Director and this Contract shall be terminated upon:

(a)
the removal of Mr. Sarbu from the office of the Director on the grounds of a decision adopted by the General Meeting of Shareholders of the Company in a manner complying with the respective legal regulations and the Constitutive Act of the Company other than for the reason set forth under Section 9.2(b) hereof;

(b)
the removal of Mr. Sarbu from the office of the Director on the grounds of a decision adopted by the General Meeting of Shareholders of the Company in a manner complying with the respective legal regulations and the valid Constitutive Act of the Company when such grounds are based on Cause;

(c)	the resignation of Mr. Sarbu from his office of the Director in accordance with the respective legal provisions and the valid Constitutive Act of the Company;

(d)	mutual agreement between the Parties; or

(e)	The death of the Mr. Sarbu.

For the purposes of this Contract, “Cause” shall include any action by Mr. Sarbu constituting gross misconduct in the performance of his duties hereunder, including (i) breach of this Contract, (ii) embezzlement or any theft or misappropriation of the Company’s assets, (iii) gross negligence or wilful misconduct by Mr. Sarbu in the performance of his duties hereunder, (iv) the provision of information to the Board of Directors of the Company or the General Meeting of Shareholders of the Company containing any material misstatement or material omission, or (v) the failure to observe any instruction or resolution of the Board of Directors of the Company, the General Meeting of Shareholders of the Company or CME Ltd.

9.3
Termination pursuant to Section 9.2(a) and (c) hereof shall be on twelve months’ prior written notice. Termination pursuant to Section 9.2(b) hereof shall not require any prior written notice and shall be effective from the moment of recall of Mr. Sarbu from the office of the Director. As of the day of the termination of the office of Mr. Sarbu hereunder, he shall cease to exercise duties related to the office of the Director.

9.4
Upon the termination, by whatever means, of this Contract, Mr. Sarbu shall immediately, however no later than within three (3) business days from the date of such termination, return to the Company all documents, computer media and all other property or assets belonging to or relating to the business of the Company and the performance of his duties hereunder which is in his possession or under his power or control or otherwise available to Mr. Sarbu, and Mr. Sarbu must not retain copies of any of the above, save for cases in which it is necessarily required by mandatory applicable legal regulations to keep such copies in order to be able to produce evidence in a proceeding that might be initiated against Mr. Sarbu in relation to the performance of his duties hereunder.

10	CONFIDENTIAL INFORMATION

10.1
Mr. Sarbu agrees, during the term hereof and after the termination of the office of the Director, not to use or disclose to any person (and shall use his best endeavours to prevent the use, publication or disclosure of) any confidential information:

10.1.1	concerning the business of the Company and/or the CME Group which comes to the knowledge of Mr. Sarbu during the course of or in connection with the holding of his office of the Director; or

10.1.2
concerning the business of any client or person having dealings with the Company and/or the CME Group and/or a company within the CME Group which is obtained directly or indirectly in circumstances where the Company is subject to a duty of confidentiality.

10.2
For the purposes of Section 10.1 above, information of a confidential or secret nature includes, but shall not be not limited to, information disclosed to Mr. Sarbu or known, learned, created or observed by him as a consequence of his holding of the office of the Director, not generally known in the relevant trade or industry about the Company’s and/or the CME Group’s business activities, services and processes, including, but not limited to, information concerning advertising, sales promotion, publicity, sales data, research, programming and plans for programming, finances, accounting, methods, processes, business plans (including prospective or pending license applications or investments in license holders or applicants), client or supplier lists and records, potential client or supplier lists, and client or supplier billings.

10.3	This Section shall not apply to information which is:

10.3.1	disclosed in the proper performance by Mr. Sarbu of duties of the Director or with the consent of the Company;

10.3.2	ordered to be disclosed by a court of competent jurisdiction or otherwise necessarily required to be disclosed by law or pursuant to the rules of any applicable stock exchange; or

10.3.3	in or comes into the public domain otherwise than due to an omission or a breach by Mr. Sarbu hereof.

11	NON-COMPETITION

11.1	For the duration of the office of Mr. Sarbu as the Director and for a period of twelve (12) months after the termination hereof for any cause, Mr. Sarbu shall not:

(a)
either on his own account or on behalf of any other person, firm or company, directly or indirectly, carry on or be engaged, concerned or interested in any business which is competitive with a business in which the Company and/or the CME Group are engaged, including securing television licenses, operating television stations, programming services and broadcasting, and with which Mr. Sarbu was actively involved in the twelve months preceding the termination of his employment;

(b)
seek to do business and/or do business in competition with any company of the CME Group with any person, firm or company who at any time during the twelve months preceding the termination of his employment was a customer or supplier of the Company and/or any company of the CME Group and/or with whom during that period Mr. Sarbu or another person on his behalf had material dealings in the ordinary course of business;

(c)
interfere or seek to interfere or take such steps as may interfere with the continuance of supplies (whether service or goods) to the Company and/or any company of the CME Group, or the terms on which they are so supplied, from any suppliers supplying any company of the CME Group at any time during the period of twelve months prior to such termination; and/or solicit or employ or cause to be employed, whether directly or indirectly, any employee of the Company and/or the CME Group who has substantial knowledge of confidential aspects of the business of the Company and/or the CME Group, and with whom, at any time during the period of twelve months prior to such termination, Mr. Sarbu had material dealings.

11.2
For the duration of the office of Mr. Sarbu as Director, he shall not accept or invest in, whether directly or indirectly, any opportunity (a “Corporate Opportunity”) (i) which is in the line of business of any company of the CME Group, (ii) which arises or becomes known to him as a result of his position as Director of the Company, or (iii) in which the CME Group has an interest or expectancy unless (a) he has presented the Corporate Opportunity to the Board of Directors of CME Ltd. in reasonable detail and (b) the Board of Directors of CME Ltd. has decided not to pursue such Corporate Opportunity after such presentation by him.

11.3
Each of the restrictions in this Section shall be enforceable independently of each other and their validity shall not be affected if any of the others are invalid. In the event that any of the restrictions are void, but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

12	INTELLECTUAL PROPERTY

12.1
Should Mr. Sarbu acquire any Intellectual Property Rights (as hereinafter defined) arising out of  the performance of his duties as Director of the Company, Mr. Sarbu shall assign such rights to the Company, by way of an assignment contracts or a license granted to the Company. The compensation shall be provided by the Company to Mr. Sarbu for the assignment of any Intellectual Property Right by way of deducting it from the Annual Remuneration for the year in which the Parties executed the respective License.

12.2
Mr. Sarbu shall inform the Company of all and full particulars of any Intellectual Property Right in any work or performance or thing created by Mr. Sarbu, immediately after such Intellectual Property Right has arisen ; however no later than within 3 days thereafter. Mr. Sarbu shall not use, assign, purport to assign or disclose to any person or exploit any Intellectual Property Right without the prior written approval of the shareholders of the Company.

12.3
“Intellectual Property Right” shall mean any copyright or any other intellectual property right with respect to any performance, work or another product or any part thereof or any patent right, trademark right, industrial design right or any other intangible industrial right or any other intellectual property right of any nature whatsoever throughout the world (whether registered or unregistered and including all applications and rights to apply for the same), which:

12.3.1	relates to the business or any product or service of the Company and/or CME Group; and

12.3.2
is invented, developed, created or acquired by Mr. Sarbu (whether alone or jointly with any other person) during the term of his office of the Director hereunder within the performance by him of his obligations arising under the office of the Director hereunder or in connection herewith.

13	DATA PROTECTION

13.1
Mr. Sarbu acknowledges and explicitly agrees that the Company will hold and process personal and sensitive data relating to Mr. Sarbu (the “Data”) for personnel administration and management purposes within the period of (i) the duration of this Contract; and (ii) to the extent required by law, also after the termination hereof.  The Data shall include, in particular, Mr. Sarbu’s full name, address, date of birth, birth number, identification card and passport numbers, references, bank details, performance appraisals, work, holiday and sickness records, next of kin, remuneration reviews, remuneration details and other records (which may, where necessary, include sensitive data relating to health and data held for equal opportunities purposes).

13.2
By signing this Contract, Mr. Sarbu agrees that the Company may process any Data for the above purposes and may, when necessary for those purposes, make such Data or any part thereof available to its advisers, to third parties providing products and/or services to the Company and as required by law.

14	GENERAL

14.1
This Contract constitutes the whole and only agreement between the Company and Mr. Sarbu relating to the subject matter hereof, including any performance of any work or duties of Mr. Sarbu for the Company, and supersedes all previous contracts, agreements, proposals, both oral and written, negotiations, presentations, commitments, writings and all other communications between the Company or any affiliate of the Company and Mr. Sarbu, including all agreements on individual and remuneration conditions, and the Parties represent and warrant to each other that there are no unsettled claims and/or obligations arising in connection with the foregoing as of the date hereof.

14.2
Should any of the provisions of this Contract be or become invalid or unenforceable, such invalidity or unenforceability shall not impair the validity or enforceability of the other provisions of this Contract to the extent permitted by relevant laws. Should this be the case, the Parties undertake to replace such invalid or unenforceable provision with a new one, which shall be valid, enforceable and shall, in accordance with relevant laws, comply to the fullest extent possible with the meaning and effect of the original provision.

14.3	This Contract may be amended or modified only by a written instrument duly executed by both Parties.

14.5	This Contract can be terminated only as stipulated in Section 9 above.

14.6
This Contract has been executed in four counterparts, two in the English language and two in the Romanian language. Each of the Parties shall obtain one counterpart of the Contract in each language.  In case of discrepancies between the English and Romanian language, the English language version shall prevail.

14.7
This Contract shall come into force and effect as of the date on which it is signed by both Parties and approved by the General Meeting of Shareholders of the Company. The Company shall use its best efforts to ensure that the approval of the General Meeting of the Company is granted without undue delay, however, no later than within 3 weeks from the execution hereof.

14.8	This Contract shall be governed by and construed in accordance with Romanian law.

THE COMPANY AND MR. SARBU AGREE TO THE TERMS SET OUT ABOVE. IN WITNESS WHEREOF THEY SIGNED THE CONTRACT AS FOLLOWS:

In Bucharest, on 27 December 2007

For PRO TV SA.:		ADRIAN SARBU

By: /s/ Oliver Meister		/s/ Adrian Sarbu
Name:	OLIVER MEISTER
Title:	Director